EXHIBIT 14

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights for the Acquiring Fund” and “Representations and Warranties” in sections 4.1(i) and 4.2(g) of Appendix A: Form of Agreement and Plan of Reorganization in the Proxy Statement/Prospectus and to the incorporation by reference of our report, dated December 15, 2008, of The Hartford Income Allocation Fund and The Hartford Total Return Bond Fund included in the Annual Report to Shareholders for the year ended October 31, 2008, in this Registration Statement for the Hartford Mutual Funds, Inc. on Form N-14.

We also consent to:

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the references to our firm under the captions “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information dated March 1, 2009, for the Hartford Mutual Funds, Inc.; and

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inclusion of our reports related to The Hartford Income Allocation Fund and The Hartford Total Return Bond Fund in the October 31, 2008, Annual Report to Shareholders of the Hartford Mutual Funds, Inc.

Both of which (Statement of Additional Information dated March 1, 2009 and October 31, 2008 Annual Report to Shareholders) are incorporated by reference in this Registration Statement for the Hartford Mutual Funds, Inc. on Form N-14.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

June 12, 2009